Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited third quarter 2019 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Asset-Based Segment – Highlights of Projected Non-GAAP Operating Impacts

(Additional Detailed Information follows)

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Union vacation expense in fourth quarter 2019, relative to fourth quarter 2018, is estimated to increase approximately $1 million.  On a sequential basis, these costs in fourth quarter 2019 are expected to be approximately the same as in third quarter 2019.

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In recent years, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the fourth quarter, versus the third quarter, has been an increase of approximately 200 basis points. There will be 61.5 working days in the fourth quarter which is the same as in fourth quarter 2018.

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During years in which ArcBest’s internal forecasts indicate an expectation of paying the Annual Union Profit-Sharing Bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection.

October 2019 Business Update – Asset-Based Segment

Statistics for October 2019 have not been finalized. Preliminary Asset-Based financial metrics and business trends for the month of October 2019, compared to October 2018 are as follows:

•	Daily Billed Revenue decreased approximately 7%.
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Total Tonnage/Day decreased approximately 9% with a double digit percentage decrease in LTL-rated tonnage offset by a double digit percentage increase in TL-rated spot tonnage moving in the Asset-Based network.

•	Shipments/Day decreased approximately 7%.
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Total Billed Revenue/CWT increased approximately 2% as a high-single digit percentage increase in LTL Billed Revenue/CWT, excluding fuel surcharge,  was offset by lower Revenue/CWT on an increased number of TL-rated spot shipments moving in the Asset-Based network related to available truckload capacity in 2019 versus the tight truckload market in 2018.   As a reminder, in fourth quarter 2018, Total Billed Revenue/CWT increased 7.9%.

•	Total Billed Revenue/Shipment and Billed Revenue/LTL-rated shipment were flat.
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Total Weight/Shipment decreased approximately 2%, with the weight/shipment on LTL‑rated shipments down approximately 6%.  The reduction in LTL‑rated weight/shipment is primarily the result of changes in account mix.

Asset-Light ArcBest Segment – Highlights of Projected Operating Impacts

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As mentioned in previous quarters during 2019, elevated costs associated with long-term strategic development of ArcBest’s owner-operator and contract carrier capacity will continue for the remainder of the year and will increase the expenses of the Asset-Light ArcBest segment by approximately $0.5 million in fourth quarter 2019, compared to fourth quarter 2018.

October 2019 Business Update – Asset-Light ArcBest Segment [Excluding FleetNet]

Statistics for October 2019 have not been finalized. For the Asset-Light ArcBest segment, not including FleetNet, preliminary revenue per day decreased approximately 6% and purchased transportation expense per day decreased approximately 2% versus the same period in 2018.  Available truckload capacity in the current year compared to the tight capacity environment in the prior-year period has led to lower revenue per shipment and reduced demand for expedite services compared to 2018 record levels.  Managed Solutions continues to have a positive impact on the Asset-Light business.

ArcBest Consolidated – Highlights of Projected Financial Impacts

•	In the fourth quarter of 2019, we currently estimate the loss in the “Other and eliminations” line to approximate $8 million.
•	ArcBest expects fourth quarter 2019 interest expense net of interest income to approximate $1.3 million.
•	ArcBest expects the non-GAAP “Other net” expense to approximate $0.5 million in fourth quarter 2019.
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ArcBest’s third quarter 2019 and year-to-date effective GAAP tax rates were 30.3% and 28.3%, respectively.  The “Effective Tax Rate Reconciliation” table on Page 11 of ArcBest’s third quarter 2019 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The non-GAAP effective tax rates of 26.1% for third quarter 2019 and 26.6% for third quarter 2018 were used to calculate the non-GAAP net income and EPS amounts for the respective quarters.  ArcBest currently expects the full year 2019 non-GAAP tax rate to be approximately 27%, while the effective rate in any quarter may be impacted by items discrete to that period.

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Additional Detailed Information

Asset-Based Segment

Excluding fuel surcharge, the increase in third quarter billed Rev/Cwt on Asset-Based, LTL‑rated freight was in the high‑single digits.  ArcBest secured an average 2.9% increase on Asset-Based customer contract renewals and deferred pricing agreements negotiated during the third quarter.

Asset-Based quarterly daily total tonnage decreased 4.6% versus last year’s third quarter.  For third quarter, by month, Asset-Based daily total tonnage versus the same period last year decreased by 1.7% in July, decreased by 4.8% in August and decreased by 7.5% in September.  In third quarter 2019, truckload-rated shipments in the ABF Freight Asset‑Based network increased by a double digit percentage over the prior year.  During the fourth quarter, we will be comparing back to monthly periods in 2018 that reflected increases of 2% to 3% in total pounds per day.

As we have mentioned before, ABF Freight’s current five year labor agreement, effective as of April 1, 2018, included additional vacation time for many union employees.   The additional week of vacation is being expensed as it is earned for anniversary dates that begin on or after April 1, 2018.  As a result, vacation costs increased approximately $1 million in third quarter 2019 versus third quarter 2018. The quarterly costs associated with the additional vacation time, which have gradually increased since the April 1, 2018 contract effective date, will continue to result in year-over-year increases in the fourth quarter of 2019.  The increase in additional union vacation in fourth quarter 2019, relative to fourth quarter 2018, is estimated to be approximately $1 million.

Innovative Technology Non-GAAP Costs

ArcBest expects that the previously disclosed innovative technology costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight which have been identified as a non-GAAP reconciling item, will approximate $4 million in fourth quarter 2019 as compared to $1 million in fourth quarter 2018.  Creating a best-in-class customer experience is a fundamental part of our growth strategy and we will continue to make investments in technology, equipment and other areas as customers’ needs evolve.  While ArcBest believes the pilot has potential to provide safer and improved freight-handling, a number of factors will be involved in determining proof of concept and there can be no assurances that pilot testing will be successful or expand beyond current testing locations.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees would be eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis and must include the related benefit expense estimated under this plan. The potential bonus would be based on union employee earnings for the full year.  While impacted by business and associated labor levels, we estimate that one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit would equate to approximately $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

“Other and eliminations” line within Operating Income on the Operating Segment Data and Operating Ratios statement

In the fourth quarter of 2019, we currently estimate the loss in the “Other and eliminations” line to approximate $8 million which includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.  Shared services represent costs incurred to support all segments including sales, pricing, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, typically the first and fourth quarters of the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement, primarily includes the costs associated with nonunion pension and postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, the remaining costs were $0.6 million in third quarter 2019 and $0.2 million in third quarter 2018. ArcBest expects the non-GAAP “Other net” expense to approximate $0.5 million in fourth quarter 2019.

	Three Months Ended
	September 30
	2019	2018
	(in millions)
Other, net - income (costs)
Amounts on GAAP basis	$(6.7)	$(0.7)
Non-GAAP Adjustments:
Life insurance proceeds and changes in cash surrender value	(0.6)	(1.3)
Nonunion pension expense, including settlement and termination expense, pre-tax	6.7	1.8
Non-GAAP amounts	$(0.6)	$(0.2)

In the third quarter of 2019, nonunion pension expense, including settlement charges and termination expense, was $6.7 million and ArcBest made $7.7 million of tax-deductible cash contributions to the plan to fund the plan benefit and expense distributions in excess of plan assets. As previously disclosed, ArcBest has been in the process of terminating its nonunion defined benefit pension plan. The benefit obligations of the plan were settled in third quarter 2019, and the plan was substantially liquidated as of September 30, 2019. As a result, we do not anticipate any further pension expense, settlement charges or cash funding related to this plan in the future.

Capital Expenditures

ArcBest’s 2019 total net capital expenditures, including financed equipment, are expected to be in an estimated range of $160 million to $165 million.  This is a reduction from the previously stated range of $170 million to $180 million.  This updated amount includes the majority of the revenue equipment purchases planned for 2019, including the replacement tractors at ABF Freight.  The decrease from previous estimates is primarily due to shifts in the timing of some expenditures into 2020.

ArcBest’s 2019 depreciation and amortization costs on property, plant and equipment are expected to approximate $107 million.  This does not include amortization of intangible assets which are expected to approximate $5 million in 2019.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology or processes, including the pilot test program at ABF Freight; failure to realize potential benefits associated with new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.